                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-41133

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 1998

PROSPECTUS SUPPLEMENT NO. 1                 REGISTRATION STATEMENT NO. 333-41133

(TO PROSPECTUS DATED DECEMBER 4, 1997)

                                5,592,000 SHARES

                                INTERLEAF, INC.

                                  COMMON STOCK

    This Prospectus Supplement supplements information contained in a Prospectus dated December 4, 1997 of Interleaf, Inc. (the "Company") relating to the shares of Common Stock issuable upon conversion of the Series 6% Convertible Preferred Stock, $.10 par value per share, held by the Selling Shareholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling Shareholder named below and shares beneficially owned by such Selling Shareholder that may be offered pursuant to the Prospectus:

                                                                                        NUMBER OF SHARES OF COMMON
NAME OF SELLING            NUMBER OF SHARES OF COMMON   NUMBER OF SHARES OF COMMON         STOCK OWNED AFTER THE
  SHAREHOLDER               STOCK BENEFICIALLY OWNED        STOCK BEING OFFERED                  OFFERING
-------------------------  ---------------------------  ---------------------------  ---------------------------------
Crisostomo B. Garcia
  Trust (1)..............             150,000                      150,000                          -0-

------------------------

(1) The shares of Common Stock issuable upon conversion of the 6% Convertible Preferred Stock held by the Crisostomo B. Garcia Trust (the "Trust") were registered under the Company's Registration Statement on Form S-3 filed on November 26, 1997 (the "Registration Statement"). However, the name of the Trust was inadvertently not included in the Selling Shareholders list in the Prospectus included in the Registration Statement.

           THIS DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 3, 1998.